Exhibit 99.1
Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
CORPORATE PARTICIPANTS
Mike Avara
Horizon Lines, Inc. — VP IR, Treasurer
Chuck Raymond
Horizon Lines, Inc. — Chairman, President, CEO
Mark Urbania
Horizon Lines, Inc. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Jon Chappell
JPMorgan — Analyst
Kevin Sterling
Stephens — Analyst
Peter Wahlstrom
Goldman Sachs — Analyst
Chaz Jones
Morgan Keegan — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen, and thank you for standing by. Welcome to Horizon Lines’ new financing conference call. (OPERATOR INSTRUCTIONS). This conference is being recorded, Monday, August 13, 2007. I would now like to turn the conference over to Mike Avara, Vice President Investor Relations and Treasurer. Please go ahead, sir.
Mike Avara - Horizon Lines, Inc. — VP IR, Treasurer
Good morning everyone and welcome to Horizon Lines’ call to discuss our recent refinancing. Thanks for joining us today. We are also going to share with you some information on some exciting changes taking place in the Company’s organization structure at the end here.
With me in Charlotte are Chuck Raymond, our Chairman, President, CEO; John Handy, our Executive Vice President; and Mark Urbania, our Executive Vice President and CFO. Chuck will be providing an introduction and overview of the refinancing. Mark will take you through all the details of the refinancing. And then Chuck will come back and review our corporate structure changes. We will then open up for questions and answers. Before we begin, I need to take a minute to reference our Safe Harbor statement on page 2.
We will be making certain forward-looking statements during the call. Obviously, there are various risk factors spelled out in our SEC filings, and I would call your attention to those filings.
With that, I’m going to turn it over to Chuck Raymond.
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
Good morning. We are very excited about these numbers we are going to be talking with you today, starting out with our lower blended cost of debt, which prior to this restructuring was at about 8.8% and with the new bank facility and convertibles it will take us down to about 5.4%. So a reduction of roughly 3.5 points in our blended cost of debt.

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
This of course brings us greater liquidity as well, with about $110 million available on our new revolver at our close versus $69 million prior to the close on June 24. Clearly with the lower interest expense and the cash tax savings, our cash flow improves. That gives us greater flexibility to pursue those acquisitions and the investments in our core business that we have talked to you about. And by purchasing the call options overlay, we raised this share price at which the actual share dilution from the convertible notes takes places to a price of $51.41.
A collateral benefit is that we’re eliminating two public reporting companies that were the issuers of the bonds and the discount notes that have been called for tender. And that of course simplifies our reporting structure, and leaves us with one single reporting entity rather than the three reporting entities that we have had in place since our IPO back in September of 2005.
With that, I will turn this over to Mark Urbania, who will give you a summary of the refinancing activity and take you through the numbers.
Mark Urbania - Horizon Lines, Inc. — EVP, CFO
I would like to start with taking you through a summary of the refinancing activities so that you get an understanding of the deal, and then wrap up with some key questions. Why did we do it? Why did we do it now? What are some of the benefits for the shareholders?
The summary of the refinancing activities is on page 7. The 9% senior notes and the 11% senior discount notes were retired via a tender offer. We issued $330 million worth of unsecured 4.25% convertible notes due August 15, 2012, including the 10% over allotment. The conversion premium on the up 30 portion is $37.13. We effectively brought up that conversion to 80%, or $51.41, with a call option overlay, which is effectively a hedge that we put in place. These notes are non-call for life, and the rating on these notes are B3/B.
We also put in place a $375 million senior secured credit facility that effectively reduced our interest rate from a LIBOR plus 225 bps under our old bank facility, to LIBOR plus 150 bps. We’re very pleased with that in today’s market.
We also have a revolving credit line that was brought up to $250 million. Our current credit line that we had in place was $75 million. We downsized our term loan from $250 million to $125 million. The rating on the new facility is Ba1/BB+. Then, for a couple of reasons that I will point out a little later, we did a share repurchase for 1 million shares at $28.56.
Our sources and users table is depicted here. On the sources side it is pretty simple. We have a funded revolver of $133.5 million and a $125 million term loan A, both currently at Libor plus 150 bps. The convertible notes are $300 million. And then the 10% shoe on the convertible notes was $30 million. So that gives you sources of $588.5 million.
Now where did that money go? On the right side we refinanced our existing credit facility. We effectively paid it off at $193.1 million. We took out the existing notes for $289.2 million. The convertible call option overlay, or the hedge if you will, used cash of $40.6 million, but effectively the cost of that hedge was a lot less than that because we get tax benefits of $16 million. So the effective cost of the hedge was roughly $24 million.
We repurchased common stock for $28.6 million. The redemption premiums on the 9s and 11s were $25.1 million. And on the transaction costs, as you can see, they were $11.9 million. So, that is the balance of the sources and uses.
On the next page, looking at the pro forma capital structure, and I will focus on the middle box that looks at the pro forma balance at the end of our second quarter. You can see that we have a revolver in place of $133.5 million, the term loan A for $125 million. We still have $200,000 worth of capital lease obligations, and a small portion of the 9s and the 11s that were not tendered. But I will point out that as of today that number is down to $2.5 million. That brings our senior secured debt to $268.1 million or 1.6 times Adjusted EBITDA. Very low.
The convertible notes are unsecured. You can see they are at $330 million, bringing our total long-term debt to $598.1 million, still at a very comfortable 3.6 times Adjusted EBITDA.
Now a little bit more on why did we go about this process? Why did we decide to do this refinancing now? Number one, we ran all the calculations from an NPV perspective. To redeem the 9% bonds and the 11% bonds, pay the call premiums, purchase the hedge, execute the share buyback, i.e. everything, it is still very much NPV positive. In fact, if we were to wait and do this next year, when the call premiums on the bonds reduce by approximately half, we only had about a 30 to 40 basis point movement in rate before we would have looked back and said, gee, is that something we should have done a year ago? We thought it was very smart, opportunistic refinancing.

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
As most of you know, obviously the window for opportunity was very short here, given what was going on in the debt markets. There was obviously a risk of higher rates and credit spread deterioration as we go forward. It enhanced our strategic flexibility, as we move forward and execute on those plans. It significantly simplifies our existing corporate structure by taking out two legal entities. And as a result of taking those two legal entities, we reduce risk and work by not reporting on two public debt filers.
Okay, on the next page, why this structure? Number one, this is something we have been working on for a very long time. We worked hard with the rating agencies to look at what a revised pricing would be and upgrades. That came through very nicely for us. It gave us a good balance between fixed and variable rate debt. Obviously the notes are fixed, the $330 million is fixed. So roughly 55% of our capital, or debt structure, would be fixed.
We did have access to the pro rata traditional bank markets that provided significantly better pricing than the institutional market. As I mentioned, Libor plus 150 in this market is fantastic.
As to the convertible notes, if converted, we plan on repaying the principal amount in cash, minimizing potential share dilution. The call option overlay, or hedge as I like to call it, effectively brings the conversion price up to 80%. So in essence there would be no net conversions unless our stock price is above $51.41.
The new financing also facilitates our growth strategy. And given all of the structures that we looked at, whether it be bank debt or high yield notes, this combination of bank debt and convertible notes provided us the greatest flexibility for the Company and for our shareholders.
On the next page, why is this good for our investors? A couple of very important reasons. Number one, from a cash flow perspective, it is very accretive. We save significant cash on an annual basis. It is EPS accretive under current accounting. I will point out that is under review and could change. But it doesn’t affect the economics of the deal. It minimizes share dilution. The tax deductibility of the call option, as I mentioned, from a tax perspective the hedge is considered an original issue discount or OID. It demonstrates our bullishness on the stock itself. We wouldn’t have bought back 1 million shares if we didn’t feel that our stock was undervalued.
On the next page, how does that convertible debt and the call option overlay work? We have laid this out for you in a couple of bullets here. I know it is complicated, but we will do our best. On the first bullet, the convertible note includes two components. There is the bond with 4.25% coupons, and it is up 30, meaning that it can convert — the bondholders can convert once the stock price is up 30%.
Now how did we put a hedge in place to buy the conversion up to $51.41? We purchased a call option from the counterparties, in this case banks. The investment banks agreed to deliver the number of shares on issuance when the stock price is up 30. That effectively turns that portion of it into straight debt, meaning that it is straight debt up to $51.41.
Then we sold the warrant. That basically brings the strike price up to $51.41 once it’s reached, which means that we won’t have any dilution in our stock unless it is $51.41. That is very important.
Why did we execute a share buyback? Really two reasons. Number one, as I mentioned, we’re bullish on the stock. We think it is undervalued. We thought it was a good opportunity to buy back 1 million shares. And with the new flexibility and liquidity, we had the cash to do it.
Number two, we view it as a hedge against our potential dilution if the stock goes above $51.41. If the stock is up in the mid-50s five years from now, our investors will have done well and we have eliminated some possible dilution.
Looking at this from a Company and also from a shareholder’s perspective, where are the risks? We came up with two potential risks. Number one, the accounting change could increase our important, non-cash interest expense. That means that we would have more non-cash interest expense running through the P&L, which hurts EPS a little bit. But again, economically speaking, we would have done this deal whether the accounting changed or whether the accounting stayed the same.
Number two, if the stock price goes above the conversion price of $51.41, let’s say it is up in the mid-50s or close to 60, it is still a very good deal. We will have had a cheap debt for a period of time. We have put in place the necessary hedge to buy it up. We have eliminated some of that conversion risk with this share buyback, and our stock has done very well. So it should be a win-win for the Company, our shareholders and our bondholders.
With that, I would like to update our guidance for the third quarter of 2007 and for the full year 2007, and then give you an indication of what we believe this is worth under current accounting for 2008. We have broken this down on page 16 for the third quarter 2007 the interest

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
expense net that we will save is $1.654 million. The net interest expense after-tax it is $1.150 million, which means we will be increasing our guidance by $0.03 a share on a diluted basis in the third quarter.
For full year 2007, we believe the interest expense net is just north of $5 million. The net interest expense savings after-tax is $3.531 million, or accretive to diluted earnings per share in 2007 by $0.10. Also from a cash flow perspective we will be saving $4.3 million in cash flow, or if you want to look at it on a cash flow per share, $0.13.
Now for 2008, obviously we will get the full year benefit of net interest expense savings of $15.226 million, and net interest expense after-tax savings of $10.589 million, which would be worth $0.31 on a diluted basis in 2008. A pretty substantial number. And then cash flow per share, if you want to look at it that way, is $0.37 cash flow per share, which is great.
Now I do need to make mention that these are pro forma. We will have one time non-recurring fees that will flow through the P&L in the third quarter as a result of this refinancing.
With that, on the guidance on the next page, we expect revenue in the third quarter of between $314 million and $322 million, EBITDA of $49 million to $52 million, and diluted EPS up $0.03 to $0.59 to $0.66. And then for the full year we expect revenue of $1.90 billion to $1.2 billion. EBITDA does not change, it remains $168 million to $173 million. We are increasing our guidance by $0.10 for the full year, $1.56 to $1.68, and then free cash flow $34 million to $41 million.
That really concludes the part of the presentation regarding this exciting refinancing that we have been working on for some time. Hopefully we provided you sufficient details so that you understand the transaction, and know that from a Company perspective and from a shareholder perspective it was absolutely the right thing to do.
With that, I will turn it over to Chuck Raymond for the organizational changes.
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
With the elimination of our 9% bonds and our 11% discount notes, clearly we’re going to eliminate two tiers in the corporate structure. We have taken that opportunity to again examine how we’re structured in the Company to support our future business and our current business.
One of the things we want to do here obviously is to protect and continue to nurture our core liner Jones Act business. That is the essence of this Company. It is something that drives shareholder value, very predictable revenue levels, good cash flows, and predictable investment going forward.
But there also is a great opportunity out there for us to play in the logistics area. As you know, the global logistics business is somewhere north of $3 trillion, and the domestic logistics business is a huge multibillion dollar business as well. We do a lot of logistics work for our customers, and we have talked to you as investors in the past about organizing around this and building this capability going forward. What I’m going to describe to you now deals with both of these things.
First of all, we are consolidating our core container shipping business operations, setting up a separate logistics company, which is an LLC registered in Delaware last week, and combining all of our financial and administrative functions for both companies under a common services group headed by Mark Urbania.
Our new structure will provide a platform to pursue strategic growth opportunities, while maintaining our focus primarily on our core business. Now these opportunities that we pursue will be gradual, and they will be studied carefully, and they will be accretive to our earnings, and clearly support our long-term corporate strategy.
This structure gives us that flexibility and agility without contaminating our core business, if you will, and with very little additional cost. It also gives us an opportunity to position strategic leadership candidates and see how they do with these businesses going forward as a strengthening capability for our Company.
If you will turn to slide 20, I will give you a structure of the new organization. Horizon Lines Inc. at the top is essentially a holding company now. And it will have two primary operating subsidiaries, on the left side, Horizon Lines LLC, as you know it today, and on the right side Horizon

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
Logistics LLC, which initially will house our Horizon Services Group, our Sea-Logix capabilities of trucking and warehousing, and future acquisitions that we will be making.
Our Horizon Services Group, as you know, provides particular information technology and logistics capabilities to customers, to carriers, to governments, to the Department of Homeland Security in particular, and others. We’re growing that business. We have a partnership with the Chenega Tribe in Alaska, as you know, in Chenega Logistics. That will also be a part of Horizon Logistics.
We do have our eye on a few very attractive acquisitions to put into Horizon Logistics, but again, we will do that on a very cautious basis and a steady basis to make sure that our concept here is proved, and that every step we make is accretive to shareholder value.
I don’t have much more to say about this at this point. These are organizational changes that we’re going to be making as of September 1. John Keenan, who many of you know, is our current Chief Operating Officer in the Company, will be President of Horizon Lines LLC. Brian Taylor, who has a very broad and long career in logistics will be President of our Horizon Logistics Group. And Mark Urbania, as I mentioned, will be Executive Vice President of Horizon Lines, along with John Handy, as you know.
With that we will turn the call back to Eric for any questions that you may have.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Jon Chappell, JPMorgan.
Jon Chappell - JPMorgan — Analyst
Mark, on the increased liquidity in the after-tax cash flow benefits, you made a couple of comments in your presentation, yourself and Chuck. First, there is the attractive logistics opportunity, so I would think that some of the liquidity would be tagged for the growth in that market.
But also you mentioned a couple times how you felt the stock was undervalued. Can you talk about future share buybacks, above and beyond the 1 million you bought as part of this overall transaction? And also the potential to raise the dividend now that your capital structure has been refinanced and there is more liquidity to go around?
Mark Urbania - Horizon Lines, Inc. — EVP, CFO
First of all on this refinancing, it is very accretive to cash flow, as you know, and the benefits are substantial. We are really looking for this increased liquidity and additional cash flow to grow our business. That doesn’t necessarily mean that we would rule out a share buyback. We never would. It depends and what transpires over the next three to five years.
In terms of the dividend, we personally believe, and our Board believes, that we can put that additional liquidity to work at something that provides a much higher level of return to our shareholders than increasing the dividend. I guess in the end here we’re going to grow the business with the additional liquidity. We will not rule out a share buyback. It is not something that is on the near-term horizon. And the dividend we’re going to leave the same.
Jon Chappell - JPMorgan — Analyst
One last quick follow-up. You did give us a lot of detail on your presentation. I know it has only been 2 and a half weeks, Chuck, but may be just a couple of quick comments on Puerto Rico. Have things changed from the status quo from 2 and a half weeks ago? Have you seen any sign of improvement? Have things gotten worse? And then also on Hawaii, just backing up the comments in the second quarter conference call, things are continuing to improve there from maybe a little bit of weaker conditions at the beginning of the second quarter.

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
Those are both good questions, and actually very timely because I was in Puerto Rico last week for a few days and had a chance to meet with more than a hundred of our customers. I would say that what we said the other day probably still holds, that there is an expectation that is being communicated by most economists on the island that the economy in Puerto Rico should start to strengthen as we get toward the second half of 2007, and particularly going into the election year in 2008. They are generally cautious but feel that we have seen the worst of the decline in the Puerto Rico market.
As far as Hawaii and Guam are concerned, yes, we are very bullish on Guam. We’re starting to see more and more activity coming out of the military buildup out there. We are engaged in a couple of exploratory things right now that are very exciting for us. Hawaii we see as being as we laid out it two weeks ago. I would say, yes, but we have kind of ratified what we said 2 and a half weeks ago. We have no reason to backup on that.
Operator
Kevin Sterling, Stephens.
Kevin Sterling - Stephens — Analyst
Congratulations on the refinancing. I know you’re glad to have that behind you and you can move forward. Chuck, maybe a little bit could you talk about realigning of your corporate structure there and your management team, and just talk a little bit about some of the type of logistics acquisitions you might be looking for in particular to help complement some of your existing businesses?
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
I will be glad to do that. First on the management team itself, John Keenan, who is going to be running the liner business, John has been both our Chief Operations Officer, but also was our Vice President of Sales and Marketing for a couple of years back there in 2003, 2004. John did a great job on both sides — so in terms of our sales and our operations. And of course you have seen John on Wall Street. He has a very good grasp of shareholder needs, and how we should be measured, and how we should communicate. I think John is the ideal person to take this Company to the next level in the liner business.
On the logistics side, Brian Taylor, who has 23 years with the Company, has a tremendous amount of background in logistics. Brian, in fact, was a key executive with our logistics company at Sea-Land, and ran the huge operation we had out in Hong Kong and the 9 million square foot warehouse that we ran in Kwai Chung. So Brian is a well-known name in the logistics area, and has a good grasp of what kind of requirements our customers have going forward and how we might meet those requirements.
Some of those areas, if you kind of tick off the way we look at logistics, we see maybe six or seven different areas in which we can participate. One obviously is the ocean services. We do that well. We intend to keep our assets in that business pretty much confined to the Jones Act. As you know, we don’t really want to expose our shareholders to the price volatility that we talk about in the international trades. So we’ll continue to nurture our core ocean service transportation in the domestic trades. However, we do have good knowledge of the capabilities out there in the international trades, and we think we can help our customers do well there without our being an asset player.
Information technology services, I pointed out, we provide a number of those capabilities today. We’re building systems not only for our customers, but also for certain ocean carriers. And working closely with a number of government agencies, including port authorities and the federal government, to pass along to them our capabilities that we have at Horizon Lines. That will be under Horizon Services Group in the logistics area as well.
When we look at the future capabilities in logistics, two or three areas are kind of new to us. And then the others are things that we do right now for our core customers, things like warehousing and cost docking services, we do. Trucking and rail services in North America is a large business for us. We have purchased about $150 million a year of trucking services and rail contracts with the five class 1 railroads and others. So we know that business well.
Project cargo and special services, we do all the time. We have talked about work that we have done for Wal-Mart, work that we have done for Lowe’s, projects we have done with the military. We clearly have that capability inside the house. But when it gets to things like freight

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
forwarding and international container movements, air freight, project logistics, those are things that we probably want to acquire some strong capabilities in and meld them together with the other services that we have so that we can in fact build Horizon into a very significant player at relatively low acquisition cost, I might add, for the future. I hope that makes sense to you.
Kevin Sterling - Stephens — Analyst
It does. Thank you, Chuck. Just kind of another follow-up question on that. What do you think — are your customers kind of asking for these type of logistics business opportunities from you? Is this an opportunity for you to expand your relationship with your existing customers or do you see maybe the bigger opportunity to get new customers?
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
I think it is both. I think that we have a number of customers that always ask us, can you guys do this for us, could you do that for us? We kind of say, yes, well, we could give it a shot. We know some people who do that. Let us turn you over to them. And that is fine. But in the future we’re going to be able to do those things ourselves. It will solidify our existing customer base and kind of build off of that.
But then also there are those customers that are not customers of Horizon Lines today, because they are not in the Jones Act trades per se, who need the types of logistics capabilities that I just outlined. So there is a growth potential on both sides. We will be structured in order to deal with both of those.
Kevin Sterling - Stephens — Analyst
Thank you for that. Congratulations on the refinancing, and best of luck to you.
Operator
Peter Wahlstrom, Goldman Sachs.
Peter Wahlstrom - Goldman Sachs — Analyst
Staying on the acquisition topic, have you disclosed or could you talk about maybe the relative size of some of these acquisitions? Would they be more of a tuck-in or more of a capital structure changing acquisition?
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
Let me let Mark Urbania answer that, because it is not a plain vanilla answer.
Mark Urbania - Horizon Lines, Inc. — EVP, CFO
It is not. You never know what is down the road on the acquisition front. Is there a possibility of a bigger deal? Possibly. Right now are we targeting bigger ones? No, not really. But we’re looking at two or three things in the pipeline along the lines of what Chuck Raymond talked about that would be nice little tuck-ins for us as we grow that business.
Whether it is on the bigger side or smaller side, one of the things that this refinancing does for us it allows us to grow that end of our business without having another big refinancing. One of the things that I didn’t mention is on top of this refinancing, we do have an accordion feature to upsize our existing bank facility by an additional $150 million, if we need to do that.
I’m not pointing that out because we had anything on the near-term horizon that is an indication of that size. I am just telling you that we have got the financial flexibility, and that is one of the reasons for doing this, that we have the financial flexibility now to execute and grow our business strategically.

Final Transcript
Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
Peter Wahlstrom - Goldman Sachs — Analyst
With the current total long-term debt right around 3.5 times, is that a level that you’re comfortable with? And how high would you see — what would be the upper range of leverage?
Mark Urbania - Horizon Lines, Inc. — EVP, CFO
As I mentioned early on, when opportunities come your way, you need to be in a position to act, whether that is now or in the short term. We’re very comfortable with our leverage level between 2 and 4 times. If something came along that pushed us a little higher than that, could we handle it? We certainly could. But I think that is where our sweet spot is in terms of running this business, with or without acquisitions, within the 2 to 4 times.
Peter Wahlstrom - Goldman Sachs — Analyst
Last question for you. On the organizational realignment structure, does that mean that we will see different segment reporting going forward?
Mark Urbania - Horizon Lines, Inc. — EVP, CFO
We’re still evaluating that. We certainly want our shareholders and our analysts, like yourself that cover us, to be able to see what are the benefits that we’re delivering as a result of our new logistics capability. So one of reasons we have really broken ourselves into these two buckets that Chuck explained is so that you can see the organic growth that we are experiencing in our liner business, and also how are we doing and how should we be measured from a logistics perspective. Yes, we’re giving that good consideration. Obviously, it will all roll up in the Horizon Lines Inc., which is the holding company that Chuck talked about. But I anticipate being able to provide details on those two organizations.
Operator
(OPERATOR INSTRUCTIONS). Chaz Jones, Morgan Keegan.
Chaz Jones - Morgan Keegan — Analyst
Good morning guys. Congratulations on the financing. I think I have marked pretty much everything off the list to ask. But maybe if I could just fast forward to 2008. Would you guys expect to issue ‘08 EPS guidance prior to entering ‘08? You have given some guidance in terms of EDGE and TP1 — what you expect them to contribute, as well as the interest savings. So I was just curious if that was something that you guys would be in a position to update ahead of ‘08?
Mark Urbania - Horizon Lines, Inc. — EVP, CFO
Our plans right now are for us to update our ‘08 guidance on our base business. As you said, you already have the Edge and TP1 and now the benefits as a result of this refinancing. We plan to do that in the December/January timeframe. That is generally when we do it every year. We have Board meetings scheduled around that. We will have good visibility into 2008 by the time we get into our fourth quarter and be able to provide some real meaningful guidance at that point in time.
Chaz Jones - Morgan Keegan — Analyst
Then looking at EDGE and TP1, is there a potential for change in the guidance there year as far as the out years, given that we have had several quarters of that behind us? And I am just curious at what point, or if you would, potentially have any changes to the guidance that we have?
Mark Urbania - Horizon Lines, Inc. — EVP, CFO

Aug. 13. 2007 / 11:00AM ET, HRZ — Horizon Lines New Financing Conference Call
No change to guidance. Both are on track and delivering the results that we expect in 2007. We have no reason to believe that we would change that at this point for 2008. Both are on track, doing well, and our plan is to deliver on our commitments.
Operator
At this time I’m showing no additional questions in the queue. I would like to turn the call back over to management for any concluding remarks they may have.
Chuck Raymond - Horizon Lines, Inc. — Chairman, President, CEO
Thanks. I think you’ve got the story. Why is this good for investors? It is cash flow accretive. It is accretive under current accounting for EPS, and likely going forward as well. It minimizes dilution, great tax deductibility on the call and the call option, and a very tangible demonstration of our bullishness on the stock, and structures us and facilitates strategic growth for the Company.
One final observation, and I have said this before. I think that we clearly have the management team here that can deliver this business plan and strong financial results going forward. But when you couple that with our Board of Directors and the strategic guidance that they have and that they offer us, and the strong balance sheet which now we have made even stronger, this is a company that is a company ready to grow in a number of ways, and to continue to bring superlative returns for our shareholders.
That is what we’re here to do, and we’re looking forward very much to making this structure work for us, and communicating with you in a few more weeks about the end of the third quarter and then about 2008. As Mark said, there is no reason right now for us to take any different view on 2008 than we already have. We feel good about the TP1. That is working very well for us. Our vessel schedule is very predictable at 98% on time measured to the minute. Our customers are reacting to that in a very positive way. And we see clear seas ahead.
So thank you very much for your interest today. And we will look forward to talking to you in a few weeks.
Operator
Ladies and gentlemen, this does conclude the Horizon Lines new financing conference call.